Exhibit 3.115

D PC	The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Restated Articles of Organization (General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)	FORM MUST BE TYPED

(1)	Exact name of corporation: Discovery House MA, Inc.

(2)	Registered office address: CT Corporation System, 155 Federal Street, Suite 700, Boston, MA 02110

(number, street, city or town, state, zip code)

(3)	Date adopted: November 2, 2015

(month, day, year)

(4)	Approved by:

(check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Discovery House MA, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

*	Changes to Article VIII must be made by filing a statement of change of supplemental information form.
**	Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	100	$.001

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See attached Article VI.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: II, III, and VI

Signed by: /s/ Christopher L. Howard                                                                                                      ,

(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 3rd day of November, 2015

Article VI

(a) To the fullest extent permitted by the Massachusetts Business Corporation Act (the “Act”) as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director. If the Act is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited to the fullest extent permitted by the Act as so amended. Neither any amendment nor repeal of this Article VI(a), nor the adoption of any provision of these Articles of Organization inconsistent with this Article VI(a), shall eliminate or reduce the effect of this Article VI(a) in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VI(a), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. Neither any amendment nor repeal of this Article VI(b) nor the adoption of any provision of these Articles of Organization inconsistent with this Article VI(b) shall eliminate or reduce the effect of this Article VI(b), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

November 05, 2015 08:41 AM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth